Exhibit 99.2

Caesars Entertainment Corporation (CZR)
Third Quarter 2014 Earnings Announcement
November 10, 2014

Caesars is posting a copy of these prepared remarks and its press release to its Investor Relations website. These prepared remarks are offered to provide stockholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, November 10 at 1:30 p.m. PT (4:30 p.m. ET). To access the live broadcast, please visit the Investor Relations section of Caesars’ website at www.caesars.com. A reconciliation between GAAP and non-GAAP results is provided in the tables in the press release.

Prepared Remarks
Eric Hession:
Good afternoon, and welcome to the Caesars Entertainment Third Quarter 2014 Results Conference Call. Joining me today from Caesars Entertainment Corporation are Gary Loveman, Chief Executive Officer; and Donald Colvin, Chief Financial Officer. Following our prepared remarks, we'll turn the call over to your questions.
A copy of our press release, today's prepared remarks and a replay of this conference call will be available in the Investor Relations section on our website at caesars.com.
Before I turn the call over to Gary, I'd like to call your attention to the following information. The Safe Harbor disclaimer in our public documents covers this call and the simultaneous webcast at caesars.com. The forward-looking statements made during this conference call reflect the opinion of management as of the date of this call. There are risks and uncertainties with such statements, which are detailed in our filings with the SEC. Please be advised that developments subsequent to this call are likely to cause these statements to become outdated with the passage of time. We do not intend, however, to update the information provided today prior to our next quarterly conference call.
Further, today, we are reporting third quarter 2014 results. These results are not necessarily indicative of results in future periods. Also, please note that, prior to this call, we furnished a Form 8-K of this afternoon's press release to the SEC.
Property EBITDA and adjusted EBITDA are non-GAAP financial measures. Reconciliations of net income and loss to property EBITDA and net income and loss to adjusted EBITDA can be found in the tables of our press release.

This call, the webcast and its replay are the property of Caesars Entertainment Corporation. It's not for rebroadcast or use by any other party without the prior written consent of Caesars Entertainment Corporation. If you do not agree with these terms, please disconnect now. By remaining on the line, you agree to be bound by these terms.
Recall, Caesars Entertainment is a holding company, consisting of three primary entities in which Caesars Entertainment holds an economic interest:
•Caesars Entertainment Resort Properties;
•Caesars Growth Partners, and;
•Caesars Entertainment Operating Co.
CERP and CGP have outsized exposure to destination markets, particularly in Las Vegas. As I have described in the past, CGP is the primary growth vehicle for the company’s online and offline distribution channels. CEOC, which remains heavily levered, is the focus of our ongoing work to address its capital structure.
The holding company structure that has emerged, along with the implementation of Caesars Enterprise Services in certain jurisdictions, facilitates ongoing access to Total Rewards and other shared services for properties within CERP, CGP, and CEOC. The structure also creates an efficient mechanism for ongoing investment in the growth of the Total Rewards network, the benefits of which will accrue to each of our entities.
Today we filed a form extending the time in which we will file our Form 10-Q. The Company does not expect any material changes to its financial results to be reflected in the Form 10-Q when filed, relative to what is contained in today’s press release. The Company intends to file the Form 10-Q within the five day extension period.
As we move forward with this call, the words “company”, “Caesars”, “Caesars Entertainment”, “we”, “our” and “us” refer to Caesars Entertainment Corporation and its consolidated entities, unless otherwise stated, or context requires otherwise.
Let me turn it over to Gary.
Gary Loveman:
Thank you Eric.
The third quarter of 2014 was marked by several milestones in our efforts to expand distribution into high-growth markets and further enhance Caesars’ hospitality and entertainment assets. However, expenses related to some of these items negatively impacted results in the period.  Among these expenses were construction disruption, adverse hold, higher start-up costs related to ramp of several dining options across our network and higher marketing expenses. As a result, we saw revenue increases associated with these assets, though did not realize the positive impact to profitability we expect to see in future periods.
That said, I am enthusiastic about our new and refreshed assets and believe they better position Caesars Entertainment to capitalize on the strong underlying fundamentals in Las Vegas. The investment impact is most evident in our CERP entity, where several new offerings have recently come online. Also, CGP is beginning to realize returns from previous investments.
Since our last call, we have commenced formal discussions with several groups of creditors related to our collective efforts to improve the financial condition of CEOC. As discussed on prior calls, we are keenly focused on deleveraging at CEOC and we refer you to our Form 10-Q to be filed later this week for a further discussion of CEOC’s capital structure and liquidity position. While it is premature to report on the details of these negotiations with creditors, it is fair to say that the talks have been constructive. Further, we are intensely focused on ensuring operating costs are aligned with the current environment to enhance CEC’s profitability. To that end, we are acting to reduce expenses and enhance EBITDA across the company through a variety of initiatives in operations, marketing and corporate expenses. We expect to produce an incremental $250 to $300 million of EBITDA in 2015 as a result of these actions. The overwhelming majority of this increase will be driven by cost savings.
I will now turn to the performance of our business in the third quarter.
In Las Vegas, I am encouraged by year-over-year increases in key tourism indicators, including Strip occupancy, airport traffic, ADR, RevPAR and convention attendance. This is a positive sign for the market as a whole and for our business. The trend reinforces our confidence in the investments we have made on the Strip. While our new investments in Las Vegas have added significant value to our portfolio, our Las Vegas properties did not fully benefit from the market growth this quarter due to several costs; namely unfavorable hold, bad debt expense, and rooms out of service for renovation. With the exception of the renovation impact, which we anticipate will continue for several quarters, we expect these issues to normalize in future quarters, and continue to view the Las Vegas market with optimism.
Ultimately, we anticipate the ongoing recovery in Las Vegas, coupled with growing awareness of our new attractions, will drive increases in our profitability over time. At Caesars Entertainment Resort Properties, third quarter revenue increased due to contributions from the LINQ and High Roller and growth in hotel and food and beverage offerings. CERP’s Strip properties posted 2% growth in lodging revenue driven largely by an increase in cash ADR as a result of various hospitality initiatives. Gaming revenues declined as an increase in promotional allowances coupled with lower volumes was partially offset by favorable hold in Atlantic City.
Direct operating expenses at CERP’s properties were higher in the quarter due primarily to the opening of several new dining outlets and higher marketing expenses compared with last year. The increase in marketing expenses was largely a result of programs aimed at retaining guests in Atlantic City following the closure of the Showboat. These incentives increased guest reinvestment in an effort to entice customers to visit our other properties in the market. We are encouraged by the increased visitation, and hope to retain these players at more normalized investment levels going forward.
Our marketing activities at the LINQ and the High Roller are generating greater customer awareness and engagement. The Happy (Half) Hour on the High Roller and the weekly BLOQ party have been particularly successful in generating F&B revenue and garnering a strong ticket price as well driving additional riders to the wheel and foot traffic through the corridor. We are currently rolling out the next phase of our advertising and marketing activities to stimulate even more traffic to the LINQ promenade.
The properties on the East side of the Strip have benefited from this additional traffic, particularly Flamingo, which witnessed double digit growth in slot volume in the third quarter. During the period, we opened the Fulton Street Food Hall at Harrah’s Las Vegas - a chef driven marketplace and the first food hall concept on the Strip. The Food Hall is open 24 hours a day and combines a sit down restaurant experience with the convenience of a to-go café.
In Atlantic City, we recently celebrated the “topping off” of CERP’s waterfront meetings facility adjacent to Harrah’s. We are pleased to have already booked multiple events at the facility, including a 1,400-person trade show and network event for UniPro next fall. Overall, our meetings and convention team has secured 25 bookings with 36,000 committed room nights and is currently in negotiation with 22 additional groups for 37,000 room nights. Our early success here supports our investment thesis that the city will benefit from a robust meetings business. We are optimistic the addition of this center to Atlantic City will help stimulate new visitation, particularly mid-week.
Turning to Growth Partners, CIE delivered another strong quarter. CIE’s third-quarter revenue and EBITDA set new records for the business. Compared to the prior year, revenue increased 105% and EBITDA rose 75%. As Mitch detailed this morning, these results are attributable to the team’s emphasis on driving higher monetization and conversion, the release of new game content and broadening the distribution of CIE’s social and mobile games across various platforms. The social and mobile games business delivered a 103% year over year increase in revenues and grew paying users and average revenue per user.
In real-money online gaming, CIE launched new slot content and a mobile app for CaesarsCasino.com in New Jersey. In addition, the Total Rewards loyalty program was integrated into CaesarsCasino.com, an important technological step as it enables customers to earn TR credit for online casino play.
Growth Partners’ brick and mortar properties also showed aggregate year over year growth mainly due to the addition of The Cromwell and Horseshoe Baltimore. In Las Vegas, activity at The Cromwell is picking up nicely, with quarter over quarter improvement in occupancy since opening in May. Giada’s also continues to generate high demand. The restaurant is consistently fully booked, and began serving lunch in mid-July and breakfast in September. We are expanding the main dining room and adding a second private dining area with a patio that overlooks the Strip to capitalize on the venue’s popularity. Performance at Drai’s continues to exceed expectations, even after a strong initial debut.

At The LINQ Hotel & Casino, formerly The Quad, performance was negatively impacted by room closures related to the property’s transformation, which amounted to an estimated $7 to $10 million impact to revenue in the quarter as approximately half of the rooms were out of service. The property began welcoming its first hotel guests on October 30, bringing over 800 rooms back online. The remaining rooms have been taken out of service, beginning the final phase of room upgrades, which is projected to be completed in the first half of 2015. The newly renovated rooms are yielding more than double the cash ADR of the former Quad. Despite construction disruption, the casino has experienced increased foot traffic and visitation due to its proximity to the LINQ and High Roller and previously completed renovations to the lobby, including the casino floor. Slot and table volumes were up 26% and 22%, respectively. We expect additional enhancements, which include amenities such as a pool, cabanas, spa, salon and signature lobby bar, to boost the property’s appeal and drive improved operating performance.
We are looking forward to the imminent opening of the Grand Bazaar Shops at Bally’s. The new third- party retail attraction will be accessible directly from the Strip, Bally’s and Paris, and via the bridges from The Cromwell and Caesars Palace. Designed as a 21st-century bazaar, the Grand Bazaar Shops will feature approximately 150 shops and dining establishments, and special attractions, including a vibrantly-colored rooftop design and a giant crystal starburst that creates a celebratory New Year’s Eve-like experience daily. Tenants will include well-known brands like Superdry and Swatch as well as new experiences.
In August, we celebrated the opening of Horseshoe Baltimore with an event that welcomed visitors to what we believe will be Charm City’s next great attraction. We are quite pleased with the property’s performance since its opening, and have been experiencing strong food and beverage results. The property was designed to appeal to gamers and non-gamers alike. This approach is clearly resonating with customers, who are taking advantage of the wide array of entertainment options at the property.
Turning to CEOC - Caesars Palace experienced a particularly challenging quarter, which was the primary driver of the entity’s weak results. Caesars Palace suffered from more than $35 million of unfavorable hold, somewhat lower volumes and an approximately $20 million increase in bad debt expense. The year ago period at Caesars Palace experienced exceedingly favorable hold on Baccarat, which made for a tough year over year comparison. Volume declines were largely attributable to a decline in high-end international play. Looking ahead, this particularly frustrating period of bad luck has continued into the fourth Quarter. On a year-over-year basis, we currently estimate more than $85 million of unfavorable hold impact in the second half of 2014.
Additionally, hospitality revenues were unfavorably impacted by the cancellation of Celine Dion shows. We are in the process of securing acts to fill the Colosseum while Celine is on leave and look forward to her return.
Also at Caesars Palace, we anticipate opening our newest nightclub addition, Omnia. Set to open in Spring 2015, Omnia will take over the former space of the iconic PURE Nightclub with a multi-level venue that will encompass a seductive ultra-lounge, a high-energy main room and mezzanine, as well as a breathtaking rooftop garden, showcasing panoramic views of the Las Vegas Strip.

Performance in Atlantic City also weighed heavily on CEOC’s results as the market continued to struggle with oversupply. While the closures of Showboat and other properties have been challenging for the city, we are optimistic that Atlantic City’s transformation is under way and that, over time, revenues will stabilize and margins will improve. For quite some time, we have pursued the diversification and enhancement of our offerings there to attract new visitors. This year, CEOC has opened several new dining outlets at Bally’s, which produced increases in visitation and an improvement in customer experience. The transformation of Atlantic City won’t happen overnight, but we believe new offerings will create new reasons for guests to visit and enhance the appeal of the destination.
Similar to CERP, CEOC expenses in the third quarter were higher due to the dining outlets ramping up as well as higher marketing expenses compared with last year. While it is still too early to quantify the impact that the Showboat and other property closings will have on our remaining three properties in the market, we believe that the reduction of gaming capacity will help create a more sustainable operational environment over the long term.
On a more positive note, regional markets appear to be showing signs of stabilization. Net revenues at same store CEOC properties excluding Las Vegas and Atlantic Coast were flat with growth in several regions such as Louisiana and Northern Nevada regions offset by declines from regions such as Illinois and Indiana. The dynamics in the regional markets are looking better than they have for quite some time, particularly as there is limited new supply coming online throughout the country. In Tunica, for example, EBITDA grew despite the fact we operate one less property than we did a year ago. As a result, we are cautiously optimistic about slowing declines and signs of growth in some markets. In the meantime, we are focused on maximizing EBITDA at CEOC by improving operational performance and reducing leverage.
Also in the quarter, the company made ongoing progress on the roll-out of Caesars Enterprise Services. The first employees of the shared-services entity officially transferred in early October following the receipt of regulatory approval in New Jersey.
Now, let me now turn it over to Donald to review consolidated financial performance for the third quarter.
Donald Colvin:
Thank you Gary.
I will provide a brief recap of the company’s consolidated third quarter performance.
Third quarter consolidated net revenues were up 6.0% from the prior year to $2.2 billion primarily due to growth in social and mobile games at CIE. Casino revenue increased 0.3% driven mainly by the opening of Horseshoe Baltimore and The Cromwell, offset by significant unfavorable hold and lower volumes at Caesars Palace. Room revenue decreased 0.4% year over year as fewer available room nights at The LINQ Hotel & Casino due to renovations were partially offset by an 8.7% rise in cash ADR due to hospitality initiatives. RevPAR in the quarter increased 5.4%.

Groups business was a highlight in Q3, generating a 10.6% revenue increase and a 4.9% operating income increase. As we look forward, we expect groups to continue to produce strong results in the remainder of 2014 and into 2015, with double digit increases in room nights and revenue. F&B revenue was up 7.4% year over year due to the strong performance of several new restaurant openings this year in Las Vegas including Giada’s and Drai’s at The Cromwell and the opening of Horseshoe Baltimore. Other revenue rose 53.3% year over year due to strong growth in social and mobile games at CIE and third party rent and entertainment revenue from the LINQ, High Roller, Planet Hollywood and the Cromwell. Consolidated adjusted EBITDA declined 12.9% year over year to $443 million due to higher property operating costs offset by strength in CIE margins.
Additionally, CERP and CGP each made initial cash payments to CES related to its launch in the amount of $42.5 million and $22.5 million respectively.
In conclusion, we are committed to driving efficiency, decreasing working capital, generating EBITDA growth and further improving our balance sheet with a particular focus on CEOC's capital structure.
On that note, I will turn it back to Gary for his closing remarks.
Gary Loveman:
Thank you, Donald.
Some closing thoughts on the quarter, while we were generally encouraged by revenue performance in most markets, the combination of certain expenses and poor hold put significant pressure on our results for the quarter. We are optimistic that the absence of these items in the future combined with our actions to reduce operating costs across the enterprise will lead to improved results in future periods.
During today’s Q&A session, we will not be able to provide any additional disclosures related to company’s capital structure and liquidity position, as we will have additional disclosure around these topics when we file our 10Q later this week. We have provided as much detail as we are presently able to and will release additional details as they become available.
Operator, we are now happy to take questions on the company’s operations.

Forward Looking Information
This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intended,” “would,” “estimate,” “continue,” “bode well,” “future,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies, and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, and other factors described from time to time in the Company's reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•	the impact of the Company's substantial indebtedness and the restrictions in the Company's debt agreements, and the outcome of discussions with CEOC’s creditors regarding CEOC's capital structure;

•
litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation, including but not limited to, the assertion and outcome of litigation or other claims that have been or may be brought against the Company by certain creditors, some of whom have notified the Company of their objection to various transactions undertaken by the Company in 2013 and 2014;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the ability to realize the expense reductions from cost savings programs, including the program to increase its working capital and excess cash by $500 million;

•
changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines, and fines of courts, regulators, and governmental bodies;

•	the ability of the Company's customer-tracking, customer loyalty, and yield-management programs to continue to increase customer loyalty and same-store or hotel sales;

•	the effects of competition, including locations of competitors, competition for new licenses and operating and market competition;

•	the ability to recoup costs of capital investments through higher revenues;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the ability to timely and cost-effectively integrate companies that the Company acquires into its operations;

•	the potential difficulties in employee retention and recruitment as a result of the Company's substantial indebtedness, the ongoing downturn in the U.S. regional gaming industry, or any other factor;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•
severe weather conditions or natural disasters, including losses therefrom, including losses in revenues and damage to property, and the impact of severe weather conditions on the Company's ability to attract customers to certain of its facilities, such as the amount of losses and disruption to us as a result of Hurricane Sandy in late October 2012;

•	acts of war or terrorist incidents or uprisings, including losses therefrom, including losses in revenues and damage to property,

•	the effects of environmental and structural building conditions relating to the Company's properties;

•	access to insurance on reasonable terms for the Company's assets; and

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this filing.